Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectuses of SeaSpine Holdings Corporation of our reports dated March 5, 2021, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of SeaSpine Holdings Corporation, appearing in the Annual Report on Form 10-K of SeaSpine Holdings Corporation for the year ended December 31, 2020.

We also consent to the reference to our firm under the headings "Experts" in such Prospectuses.

/s/ RSM US LLP
Los Angeles, California
August 5, 2021